Exhibit 10.5
Lonestar Resources US Inc. Change In Control Severance Plan Eligibility Notification

Personal and Confidential

June __, 2020

[First Name, Last Name]

Re:     Eligibility Notification

Dear [First Name]:

On behalf of Lonestar Resources US Inc. ( the “Company”), I am pleased to offer you the opportunity to participate in the Lonestar Resources US Inc. Change in Control Severance Plan (the “Plan”) subject to its terms and conditions, as well as those contained in this Eligibility Notification. Capitalized terms not defined herein shall have the meaning set forth in the Plan.
In the event that your employment with the Company is terminated by the Company without Cause or you resign your employment for Good Reason during the CIC Protection Period, you shall be eligible to receive the payments and benefits set forth in the Plan pursuant to the terms and conditions set forth therein. Your CIC Severance Formula is as follows:
The sum of (i) your annual Base Salary multiplied by the CIC Severance Multiplier, (ii) your Target Bonus Amount multiplied by the CIC Severance Multiplier and (iii) 100% of the aggregate COBRA premiums, based on the monthly COBRA premium rates in effect for the month in which the Termination Date occurs, that you would need to pay to continue coverage for yourself and your covered beneficiaries under the Employer’s group health plans for a number of months equal to 12 multiplied by the CIC Severance Multiplier.
Your CIC Severance Multiplier is [__]
For purposes of the CIC Severance Formula, the following definitions apply:
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Target Bonus Amount” means your target annual performance bonus amount in effect at the time of your Qualifying Termination, disregarding for this purpose any decrease in target annual performance bonus that provides a basis for Good Reason. In the event you do not, for any reason, have an assigned target annual performance bonus amount, then Target Bonus Amount shall mean the average of the annual cash performance bonuses awarded to you for the prior three years (or such shorter period of time as you have been employed with the Company),

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provided that any pro-rated bonus paid in respect of a partial year of employment will be annualized for purposes of such calculation.

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This Eligibility Notification is intended to be a binding obligation on you and the Company. If this Eligibility Notification accurately reflects your understanding as to the terms and conditions of participation in the Plan, please sign and date one copy of this Eligibility Notification and return the same to me for the Company’s records. You should retain a copy of the executed Eligibility Notification for your records.

Very truly yours,

[_______]

By:
Name:    [_______]
Title:    [            ]

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Eligibility Notification, and I hereby confirm my agreement to the same. By countersigning this Eligibility Notification, I agree that I am bound by all of the terms and conditions of the Plan.

___________________________	Dated:
Signature

___________________________	Sign: _________________________
Print Name	Print Name:

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